RS INVESTMENT TRUST

One Bush Street

San Francisco, California 94104

February     , 2015

State Street Bank and Trust Company

Copley Place

100 Huntington Avenue

Boston, Massachusetts 02116

Attn: Legal Department / Elizabeth A. Watson

Ladies and Gentlemen:

Reference is made to the Administration Agreement between us dated as of May 1, 2007, including Schedule A, as may be amended from time to time (the “Agreement”).

Pursuant to the Agreement, this letter is to provide written notice of the addition of two new series of RS Investment Trust (the “Trust”), namely RS Focused Opportunity Fund and RS Focused Growth Opportunity Fund (the “Additional Funds”). The Trust desires to retain you to act as Administrator to each Additional Fund, in accordance with the terms of the Agreement.

In accordance with the provision of the Agreement entitled “Appointment of Administrator,” if you agree to act as Administrator under the Agreement in respect of each Additional Fund, please sign two copies of this letter and return one to the Trust. By signing this letter, we each agree that each Additional Fund shall become a “Fund” for purposes of the Agreement and shall become subject to the provisions of the Agreement to the same extent as an existing “Fund,” effective as of                 , 2015, and that Schedule A to the Agreement is amended in its entirety and replaced with the Amended and Restated Schedule A attached hereto.

Notice

A copy of the Amended and Restated Agreement and Declaration of Trust dated March 13, 1997, as amended, is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

Very truly yours,

RS Investment Trust, on behalf of each of its series set forth on Schedule A hereto (separately, and not jointly or jointly and severally)

By:
Name: Shelly Chu
Title: Treasurer

Accepted:

RS Variable Products Trust, on behalf of each of its series set forth on Schedule A hereto (separately, and not jointly or jointly and severally)

By:
Name: Shelly Chu
Title: Treasurer

Accepted:

STATE STREET BANK AND TRUST COMPANY

By:
Name: Michael F. Rogers
Title: Executive Vice President

AMENDED AND RESTATED

SCHEDULE A

to the

ADMINISTRATION AGREEMENT

Amended and Restated as of                 , 2015

The following entities are each referred to herein as a “Fund” and are collectively referred to herein as the “Funds”:

Funds	Classes
RS Investment Trust
RS China Fund	A, C, K, Y
RS Emerging Markets Fund	A, C, K, Y
RS Emerging Markets Small Cap Fund	A, C, Y
RS Floating Rate Fund	A, C, K, Y
RS Focused Growth Opportunity Fund	A, C, Y
RS Focused Opportunity Fund	A, C, Y
RS Global Fund	A, C, K, Y
RS Global Natural Resources Fund	A, C, K, Y
RS Growth Fund	A, C, K, Y
RS High Income Municipal Bond Fund	A, C, Y
RS High Yield Fund	A, C, K, Y
RS International Fund	A, C, K, Y
RS Investment Quality Bond Fund	A, C, K, Y
RS Investors Fund	A, C, K, Y
RS Large Cap Alpha Fund	A, C, K, Y
RS Low Duration Bond Fund	A, C, K, Y
RS Mid Cap Growth Fund	A, C, K, Y
RS Partners Fund	A, K, Y
RS Select Growth Fund	A, C, K, Y
RS Small Cap Equity Fund	A, C, K, Y
RS Small Cap Growth Fund	A, C, K, Y
RS Strategic Income Fund	A, C, K, Y
RS Tax-Exempt Fund	A, C, Y
RS Technology Fund	A, C, K, Y
RS Value Fund	A, C, K, Y

RS Variable Products Trust
RS Emerging Markets VIP Series	I
RS High Yield VIP Series	I
RS International VIP Series	I
RS Investment Quality Bond VIP Series	I
RS Large Cap Alpha VIP Series	I
RS Low Duration Bond VIP Series	I
RS Money Market VIP Series	I
RS S&P 500 Index VIP Series	I
RS Small Cap Growth Equity VIP Series	I